Exhibit 10.2

October 22, 2021

Via Email

Alan Fuhrman

Dear Alan:

Checkmate Pharmaceuticals, Inc. (the “Company”) is pleased to extend you an offer of employment as the Interim Chief Executive Officer (“Interim CEO”), reporting to the Board of Directors of the Company (the “Board”), effective October 27, 2021 (the “Effective Date”) and continuing until the date that a new Chief Executive Officer (the “New CEO”) commences employment with the Company, unless your employment is sooner terminated by you or the Board (the “Term”). The terms and conditions of your employment, should you accept this offer, are set forth in the below agreement (the “Agreement”).

1. Position. As the Interim CEO, you shall have such powers and duties as may from time to time be prescribed by the Board, which shall include, without limitation, working to identify possible CEO candidates and, at the Board’s request, facilitating the hire of the New CEO. In addition, you shall continue to serve as member of the Board during the Term, provided that you shall immediately resign from the Audit Committee of the Board. At all times during the Term, you shall devote your full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, you may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities do not materially interfere with the performance of your duties to the Company as provided in this Agreement.

2. Salary. During the Term, you will no longer receive cash compensation in the form of director’s fees. Instead, the Company will pay you a base salary at the rate of $525,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings (the “Base Salary”). The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices.

3. Expenses. You will be entitled to receive prompt reimbursement for all reasonable expenses that you incur during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company.

4. Temporary Housing. The Company will reimburse you up to $6,500 per month for temporary housing in Cambridge, MA.

5. Employee Benefits. During the Term, you will be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

6. Equity.

(a) Interim CEO Stock Option Award. In connection with the commencement of your employment as Interim CEO, subject to the approval of the Compensation Committee of the Board, you shall be granted a stock option to purchase 246,671 shares of the Company’s common stock (the “Interim CEO Stock Option Award”) at an exercise price per share equal to the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant (or if no closing market price is reported for such date, the closing market price on the immediately preceding date for which a closing market price is reported). The Stock Option Award will vest in equal monthly installments over the twelve months following the Effective Date, subject to your continued Service Relationship (as defined in the Checkmate Pharmaceuticals, Inc. 2020 Stock Option and Incentive Plan (as amended and/or restated from time to time) (the “Plan”)) with the Company through each applicable vesting date. The Stock Option Award will be subject to all terms and conditions and other provisions set forth in Plan and the applicable Stock Option Award (such agreement, with the, the “Equity Documents”), which you will be required to sign as a condition to be receiving the Stock Option Award. If the Company hires a New CEO before the Interim CEO Stock Option Award is fully vested, the Board has the option (and will consider) accelerating the vesting of then outstanding Interim CEO Stock Option Award.

(b) Existing Equity Awards. During the Term, you will continue to vest in your existing equity awards, subject to the terms of the applicable equity award agreements and equity incentive plan(s) (collectively, the “Existing Equity Award Documents”). There will be no break in services from your status as an independent director and the commencement of employment as Interim CEO pursuant to this Agreement.

7. At-will Employment. At all times your employment is “at will,” meaning you or the Company may terminate it at any time. Your last day of employment is referred to herein as the “Date of Termination.” In the event of the ending of your employment for any reason, the Company shall pay you (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 3 of this Agreement) on or before the time required by law but in no event more than 30 days after the Date of Termination; and (ii) any vested benefits you may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (the “Accrued Obligations”). Other than the Accrued Obligations, you will not be entitled to any compensation from the Company in connection with the ending of your employment.

8. Confidential Information and Restricted Activities. You will be required to sign, as a condition of your employment, the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement that is enclosed with this Agreement (the “Restrictive Covenant Agreement”). This offer is conditioned on your representation that you are not subject to any confidentiality, noncompetition, nonsolicitation, invention assignment or other agreement that restricts your employment activities or that may affect your ability to devote full time and attention to your work at the Company. You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.

9. Withholding. All payments made by the Company to you under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

10. Entire Agreement. This Agreement, together with the Restrictive Covenant Agreement and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company related to the subject matter herein, provided, however, and notwithstanding the foregoing, the Existing Equity Award Documents, and the indemnification agreement signed by you shall remain in effect in accordance with their terms, and Sections 9 through 20 of the Consulting Agreement shall remain in effect in accordance with their terms.

11. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

12. Other Terms. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature page follows.]

We are excited about your willingness to serve as the Interim CEO and look forward to continuing to work with you. You may indicate your agreement with these terms by signing and dating this Agreement, together with the signed Restrictive Covenant Agreement, and returning them both to me. If you have any questions, please do not hesitate to contact me.

Very truly yours,

/s/ Michael Powell
By: Michael Powell
Its: Chairman of the Board

Enclosure: Restrictive Covenant Agreement

I have read and accept this Agreement:

/s/ Alan Fuhrman
Alan Fuhrman

Dated: October 27, 2021

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